Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 27, 2004, except for the fourth paragraph of section titled “Mortgage Loans” in footnote 11 for which the date is March 15, 2004, relating to the financial statements for the year ended December 31, 2003 which appears in deCODE genetics, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
March 15, 2006